Exhibit 99.1


Investor Contact:                                                 Media Contact:
(615) 855-5525                                                    (615) 855-5209


DOLLAR GENERAL REPORTS INCREASED APRIL SALES

GOODLETTSVILLE, Tenn. - May 9, 2002 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the four-week period ended May 3, 2002, equaled $427.2 million compared with $373.5 million last year, an increase of
14.4 percent. Same-store sales for the April period increased 5.5 percent compared with a 9.2 percent increase in the April period of 2001. The estimated average customer purchase in April was $8.30, an increase of 0.9%. Customer transactions in same-stores are estimated to have increased 5%.

For the 13 weeks ended May 3, 2002,  Dollar General total retail sales increased
15.6 percent to $1.4 billion from $1.2 billion in the same period a year ago. Same-store sales for the 13-week period increased 6.7 percent.

April Sales by Major Category (Unaudited):

                             2002                2001            Same-Store
                        Percent of Sales   Percent of Sales     Sales Change
                        ----------------   ----------------     ------------

  Highly Consumable           60%                58%                + 9%
  Home Products               14%                15%                - 1%
  Basic Clothing              11%                11%                - 1%
  Hardware and Seasonal       15%                16%                + 3%

Dollar General is scheduled to announce earnings for the first quarter ended May 3, 2002, on Thursday, May 30, 2002. The Company will host a conference call on Thursday, May 30, 2002, at 5 p.m. EDT to discuss the quarter's results. The passcode for the conference call is "Dollar General." If you wish to participate, please call (630) 395-0020 at least 10 minutes before the conference call is scheduled to begin. The call will also be broadcast live online at www.dollargeneral.com.

May Sales Outlook:
For the four-week period ending May 31, 2002, the Company expects total sales to increase 14-16 percent. Same-store sales are expected to increase 5-7 percent compared with a same-store sales increase of 8.3 percent in the May period last year. May sales results will be released on Thursday, June 6, 2002.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

This press release contains historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities, including its ability to refinance or replace such facilities on favorable terms at the maturity thereof; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; the results of the Company's restatement and audit process; and the impact of the litigation and regulatory proceedings related to the restatement of the Company's financial statements, including the funding of the settlement of such litigation and the risk that the conditions to the effectiveness of such settlements, including the results of the plaintiffs' confirmatory discovery and the approval by the courts, may not be realized.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.